Exhibit 21.1

SUBSIDIARIES

NexCen Acquisition Corp. (f/k/a NexCen Franchise Brands, Inc.)

Athlete’s Foot Brands, LLC

Athlete’s Foot Marketing Support Fund, LLC

NexCen Franchise Management, Inc.

UCC Capital Corporation

Bill Blass Jeans, LLC

Blass Acquisition Corp.

Aether Systems, Inc.

Aether Capital, LLC

NetSearch, LLC

SunPro, Inc.

Cerulean Technology, Inc.

RTS Wireless, Inc.